EXHIBIT 99.1

Republic Services, Inc. Reports
First Quarter 2025 Results

●	First Quarter Earnings Per Share of $1.58
●	Expanded First Quarter Net Income Margin 50 Basis Points and Adjusted EBITDA Margin 140 Basis Points
●	Generated Cash Flow from Operations of $1,025 Million and Adjusted Free Cash Flow of $727 Million
●	Invested More Than $800 Million in Value-Creating Acquisitions
●	Named to Barron's 2025 100 Most Sustainable Companies List

PHOENIX (April 24, 2025) – Republic Services, Inc. (NYSE: RSG) today reported net income of $495 million, or $1.58 per diluted share, for the three months ended March 31, 2025, versus $454 million, or $1.44 per diluted share, for the comparable 2024 period. Excluding certain expenses and other items, on an adjusted basis, net income for the three months ended March 31, 2025, was $496 million, or $1.58 per diluted share, versus $458 million, or $1.45 per diluted share, for the comparable 2024 period.

“We are off to a solid start to the year, and our business continues to perform well even with increased volatility in the broader economy," said Jon Vander Ark, president and chief executive officer. "While topline results were impacted by sluggish cyclical volumes and challenging winter weather, we generated high single-digit growth in EBITDA and 140 basis points of adjusted EBITDA margin expansion by pricing ahead of cost inflation and effective cost management. Our ability to produce these results reflects the resiliency of our business model, and the financial benefits we are delivering by investing in our differentiating capabilities."

First-Quarter 2025 Highlights:

•Total revenue growth of 3.8 percent includes 2.9 percent organic growth and 0.9 percent growth from acquisitions. The impact of one less work day decreased revenue by 50 basis points compared to the same period in 2024.

•Core price on total revenue increased revenue by 6.1 percent. Core price on related business revenue increased revenue by 7.3 percent, which consisted of 9.0 percent in the open market and 4.6 percent in the restricted portion of the business.

•Revenue growth from average yield on total revenue was 4.5 percent, and volume decreased revenue by 1.2 percent. Revenue growth from average yield on related business revenue was 5.4 percent, and volume decreased related business revenue by 1.5 percent.

•Net income was $495 million, or a margin of 12.3 percent.

•EPS was $1.58 per share, an increase of 9.7 percent over the prior year.

•Adjusted EPS, a non-GAAP measure, was $1.58 per share, an increase of 9.0 percent over the prior year.

•Adjusted EBITDA, a non-GAAP measure, was $1.27 billion, and adjusted EBITDA margin, a non-GAAP measure, was 31.6 percent of revenue, an increase of 140 basis points over the prior year.

•Cash invested in acquisitions was $826 million.

•Cash returned to shareholders was $226 million, which included $45 million of share repurchases and $181 million of dividends paid.

•The Company's average recycled commodity price per ton sold at its recycling centers during the first quarter was $155. This represents an increase of $2 per ton over the prior year.

•The Company completed and commenced operations on one renewable natural gas project during the quarter.
•Republic was recognized by several leading organizations during the quarter, including:
◦Barron's 2025 100 Most Sustainable Companies List
◦Ethisphere's 2025 World's Most Ethical Companies® List
◦Fortune's 2025 Most Innovative Companies List

Company Declared Quarterly Dividend

Republic announced that its Board of Directors declared a regular quarterly dividend of $0.58 per share for shareholders of record on July 2, 2025. The dividend will be paid on July 15, 2025.

Presentation of Certain Performance Metrics and Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income - Republic, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA by business type, adjusted EBITDA margin by business type and adjusted free cash flow are described in the Performance Metrics and Reconciliations of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is a leader in the environmental services industry. Through its subsidiaries, the Company provides customers with the most complete set of products and services, including recycling, solid waste, special waste, hazardous waste and field services. Republic’s industry-leading commitments to advance circularity and support decarbonization are helping deliver on its vision to partner with customers to create a more sustainable world. For more information, please visit RepublicServices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Roman Blahoski (480) 718-0328	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$83	$74
Accounts receivable, less allowance for doubtful accounts and other of $67 and $74, respectively	1,854	1,821
Prepaid expenses and other current assets	384	511
Total current assets	2,321	2,406
Restricted cash and marketable securities	222	208
Property and equipment, net	11,949	11,877
Goodwill	16,585	15,982
Other intangible assets, net	632	546
Other assets	1,394	1,383
Total assets	$33,103	$32,402
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,154	$1,345
Notes payable and current maturities of long-term debt	421	862
Deferred revenue	504	485
Accrued landfill and environmental costs, current portion	159	159
Accrued interest	120	101
Other accrued liabilities	1,133	1,176
Total current liabilities	3,491	4,128
Long-term debt, net of current maturities	12,862	11,851
Accrued landfill and environmental costs, net of current portion	2,477	2,432
Deferred income taxes and other long-term tax liabilities, net	1,612	1,594
Insurance reserves, net of current portion	416	402
Other long-term liabilities	580	588
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 313 and 313 issued including shares held in treasury, respectively	3	3
Additional paid-in capital	1,784	1,767
Retained earnings	10,087	9,774
Treasury stock, at cost; 1 and 1 shares, respectively	(180)	(113)
Accumulated other comprehensive loss, net of tax	(31)	(26)
Total Republic Services, Inc. stockholders' equity	11,663	11,405
Non-controlling interests in consolidated subsidiary	2	2
Total stockholders' equity	11,665	11,407
Total liabilities and stockholders' equity	$33,103	$32,402

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended March 31,
	2025	2024
Revenue	$4,009	$3,862
Expenses:
Cost of operations	2,314	2,283
Depreciation, depletion and amortization	434	399
Accretion	28	27
Selling, general and administrative	427	414
Gain on business divestitures and impairments, net	(2)	—
Restructuring charges	4	6
Operating income	804	733
Interest expense	(140)	(139)
Loss from unconsolidated equity method investments	(12)	(9)
Interest income	2	1
Other income, net	11	13
Income before income taxes	665	599
Provision for income taxes	170	145
Net income	495	454
Net income attributable to Republic Services, Inc.	$495	$454
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$1.58	$1.44
Weighted average common shares outstanding	313.0	315.3
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$1.58	$1.44
Weighted average common and common equivalent shares outstanding	313.3	315.7
Cash dividends per common share	$0.580	$0.535

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Three Months Ended March 31,
	2025	2024
Cash provided by operating activities:
Net income	$495	$454
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion, amortization and accretion	462	426
Non-cash interest expense	18	22
Stock-based compensation	13	11
Deferred tax provision	1	47
Provision for doubtful accounts, net of adjustments	10	7
Gain on disposition of assets and asset impairments, net	(3)	—
Loss from unconsolidated equity method investments	12	9
Other non-cash items	(2)	—
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(18)	(1)
Prepaid expenses and other assets	90	18
Accounts payable	(42)	(1)
Capping, closure and post-closure expenditures	(8)	(9)
Remediation expenditures	(9)	(10)
Other liabilities	6	(162)
Cash provided by operating activities	1,025	811
Cash used in investing activities:
Purchases of property and equipment	(459)	(515)
Proceeds from sales of property and equipment	3	2
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(834)	(166)
Cash received from business divestitures	3	—
Purchases of restricted marketable securities	(3)	(12)
Sales of restricted marketable securities	2	12
Cash used in investing activities	(1,288)	(679)
Cash provided by (used in) financing activities:
Proceeds from credit facilities and notes payable, net of fees	11,372	6,437
Proceeds from issuance of senior notes, net of discount and fees	1,186	—
Payments of credit facilities and notes payable	(12,018)	(6,441)
Issuances of common stock, net	(19)	(25)
Purchases of common stock for treasury	(55)	—
Cash dividends paid	(181)	(168)
Contingent consideration payments	(1)	(4)
Cash provided by (used in) financing activities	284	(201)
Effect of foreign exchange rate changes on cash	—	(1)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	21	(70)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	203	228
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$224	$158

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2024. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025		2024
Collection:
Residential	$743	18.6%	$723	18.7%
Small-container	1,243	31.0	1,189	30.8
Large-container	739	18.4	733	19.0
Other	18	0.4	18	0.5
Total collection	2,743	68.4	2,663	69.0
Transfer	424		419
Less: intercompany	(236)		(236)
Transfer, net	188	4.7	183	4.7
Landfill	723		705
Less: intercompany	(302)		(301)
Landfill, net	421	10.5	404	10.4
Environmental solutions	466		439
Less: intercompany	(17)		(15)
Environmental solutions, net	449	11.2	424	11.0
Other:
Recycling processing and commodity sales	108	2.7	95	2.5
Other non-core	100	2.5	93	2.4
Total other	208	5.2	188	4.9
Total revenue	$4,009	100.0%	$3,862	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024
Average yield	4.5%	6.0%
Fuel recovery fees	(0.4)	(0.4)
Total price	4.1	5.6
Volume	(1.2)	(0.9)
Change in workdays	(0.5)	0.1
Recycling processing and commodity sales	0.3	0.4
Environmental solutions	0.2	(1.1)
Total internal growth	2.9	4.1
Acquisitions / divestitures, net	0.9	3.7
Total	3.8%	7.8%

Core price	6.1%	7.0%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in core price, average yield and volume as a percentage of related-business revenue, defined as total revenue excluding recycled commodities, fuel recovery fees and environmental solutions revenue, to determine the effectiveness of our pricing and organic growth strategies. The following table reflects core price, average yield and volume as a percentage of related-business revenue for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024
	As a % of Related Business
Core price	7.3%	8.5%
Average yield	5.4%	7.3%
Volume	(1.5)%	(1.1)%
The following table reflects changes in average yield and volume, as a percentage of related business revenue by line of business, for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025		2024
	Yield	Volume	Yield	Volume
Collection:
Residential	5.5%	(2.9)%	6.7%	(2.6)%
Small-container	6.3%	(1.3)%	10.7%	0.3%
Large-container	5.7%	(3.3)%	7.0%	(4.4)%
Landfill:
Municipal solid waste	6.8%	(3.6)%	5.7%	1.6%
Construction and demolition waste	4.2%	11.0%	6.2%	(2.9)%
Special waste	—%	6.3%	—%	(2.5)%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months ended March 31, 2025 and 2024 (in millions of dollars and as a percentage of revenue):

	Three Months Ended March 31,
	2025		2024
Labor and related benefits	$818	20.4%	$789	20.4%
Transfer and disposal costs	253	6.3	263	6.8
Maintenance and repairs	359	9.0	356	9.2
Transportation and subcontract costs	292	7.3	280	7.3
Fuel	114	2.8	126	3.3
Disposal fees and taxes	83	2.1	84	2.2
Landfill operating costs	90	2.2	91	2.3
Risk management	104	2.6	96	2.5
Other	201	5.0	198	5.1
Total cost of operations	$2,314	57.7%	$2,283	59.1%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three months ended March 31, 2025 and 2024 (in millions of dollars and as a percentage of revenue):

	Three Months Ended March 31,
	2025		2024
Salaries and related benefits	$293	7.3%	$280	7.2%
Provision for doubtful accounts	10	0.3	7	0.2
Other	124	3.1	127	3.3
Total selling, general and administrative expenses	$427	10.7%	$414	10.7%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.
PERFORMANCE METRICS AND RECONCILIATIONS OF CERTAIN NON-GAAP MEASURES
The following tables calculate EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA and adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, adjusted diluted earnings per share, and adjusted free cash flow, which are not measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months ended March 31, 2025 and 2024. Our definitions of the foregoing non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Adjusted EBITDA and Adjusted EBITDA Margin
The following table calculates adjusted EBITDA and adjusted EBITDA margin for the three months ended March 31, 2025 and 2024 (in millions of dollars and as a percentage of revenue):

	Three Months Ended March 31,
	2025		2024
Net income attributable to Republic Services, Inc. and net income margin	$495	12.3%	$454	11.8%
Provision for income taxes	170		145
Other income, net	(11)		(13)
Interest income	(2)		(1)
Interest expense	140		139
Depreciation, depletion and amortization	434		399
Accretion	28		27
EBITDA and EBITDA margin	1,254	31.3%	1,150	29.8%
Loss from unconsolidated equity method investments	12		9
Restructuring charges	4		6
Gain on business divestitures and impairments, net	(2)		—
Total adjustments	14		15
Adjusted EBITDA and adjusted EBITDA margin	$1,268	31.6%	$1,165	30.2%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Type
The following table summarizes revenue, adjusted EBITDA and adjusted EBITDA margin by business type for the three months ended March 31, 2025 and 2024 (in millions of dollars and adjusted EBITDA margin as a percentage of revenue):

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Recycling & Waste	Environmental Solutions(b)	Total	Recycling & Waste(b)	Environmental Solutions	Total
Revenue	$3,560	$449	$4,009	$3,438	$424	$3,862
Adjusted EBITDA(a)	$1,178	$90	$1,268	$1,078	$87	$1,165
Adjusted EBITDA Margin	33.1%	20.1%	31.6%	31.3%	20.5%	30.2%

(a) Certain corporate expenses, including selling, general and administrative expenses, and National Accounts revenue are allocated to the two business types.
(b) Adjusted EBITDA Margin does not calculate due to rounding.
The amounts shown for Recycling & Waste represent the sum of our Group 1 and Group 2 reportable segments, and Environmental Solutions represents our Group 3 reportable segment.
Adjusted Earnings Per Share
The following table calculates adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share for the three months ended March 31, 2025 and 2024 (in millions of dollars except per share data):

	Three Months Ended March 31, 2025				Three Months Ended March 31, 2024
				Diluted				Diluted
			Net	Earnings			Net	Earnings
	Pre-tax	Tax	Income -	per	Pre-tax	Tax	Income -	per
	Income	Impact(1)	Republic	Share	Income	Impact(1)	Republic	Share
As reported	$665	$170	$495	$1.58	$599	$145	$454	$1.44
Restructuring charges	4	1	3	0.01	6	2	4	0.01
Gain on business divestitures and impairments, net	(2)	—	(2)	(0.01)	—	—	—	—
Total adjustments	2	1	1	—	6	2	4	0.01
As adjusted	$667	$171	$496	$1.58	$605	$147	$458	$1.45

(1) The income tax effect related to our adjustments includes both current and deferred income tax impact and is individually calculated based on the statutory rates applicable to each adjustment.
We believe that presenting EBITDA and EBITDA margin is useful to investors because they provide important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDA margin demonstrate our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years.
We believe that presenting adjusted EBITDA and adjusted EBITDA margin, adjusted EBITDA margin by business type, adjusted pre-tax income, adjusted tax impact, adjusted net income - Republic, and adjusted diluted earnings per share provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods.
Restructuring charges. During the three months ended March 31, 2025 and 2024, we incurred restructuring charges of $4 million and $6 million, respectively. The 2025 charges primarily related to the design and implementation of a new accounts receivable system. The 2024 charges primarily related to the redesign of our asset management, and customer and order management software systems.

Gain on business divestitures and impairments, net. During the three months ended March 31, 2025, we recorded a net gain on business divestitures and impairments of $2 million. During the three months ended March 31, 2024, we did not record a gain or loss on business divestitures and impairments.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the three months ended March 31, 2025 and 2024 (in millions of dollars):

	Three Months Ended March 31,
	2025	2024
Cash provided by operating activities	$1,025	$811
Property and equipment received	(304)	(283)
Proceeds from sales of property and equipment	3	2
Restructuring payments, net of tax	3	5
Adjusted free cash flow	$727	$535
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three months ended March 31, 2025 and 2024 (in millions of dollars):

	Three Months Ended March 31,
	2025	2024
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$459	$515
Adjustments for property and equipment received in a different period	(155)	(232)
Property and equipment received during the period	$304	$283
The adjustments noted above do not affect our net change in cash, cash equivalents, restricted cash and restricted cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of March 31, 2025 and December 31, 2024, accounts receivable were $1,854 million and $1,821 million, net of allowance for doubtful accounts of $67 million and $74 million, respectively, resulting in days sales outstanding of 42.1, or 30.7 days net of deferred revenue, compared to 40.9, or 30.0 days net of deferred revenue, respectively.
CASH DIVIDENDS
In January 2025, we paid a cash dividend of $181 million to shareholders of record as of January 2, 2025. As of March 31, 2025, we recorded a quarterly dividend payable of $181 million to shareholders of record at the close of business on April 2, 2025, which was paid on April 15, 2025.
SHARE REPURCHASE PROGRAM
During the three months ended March 31, 2025, we repurchased 0.2 million shares of our common stock for $45 million at a weighted average cost per share of $202. As of March 31, 2025, the remaining authorized purchase capacity under our October 2023 repurchase program was approximately $2.5 billion.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies, and expectations of future financial performance and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such expectations may not prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the impacts of the overall global economy and increasing interest rates, impacts from international trade restrictions, tariffs, our ability to effectively integrate and manage companies we acquire, and to realize the anticipated benefits of any such acquisitions, the amount of the financial contribution of our sustainability initiatives, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States, as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024, particularly under Part I, Item 1A – Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.